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                                                                   Exhibit 10.62

                     REVOLVING LINE OF CREDIT LOAN AGREEMENT
                             AND SECURITY AGREEMENT

         THIS REVOLVING LINE OF CREDIT LOAN AGREEMENT AND SECURITY AGREEMENT ("Agreement") is made as of February 13th, 2002, by and among OCM DIRECT, INC., a Delaware corporation; CAREPACKAGES, INC., a Delaware corporation; and COLLEGIATE CARPETS, INC., a Maryland corporation, each having an address at c/o OCM DIRECT, INC., 4630 Montgomery Avenue, Suite 600, Bethesda, Maryland 20814, and Bank of America, N.A., a national banking corporation, having an address at 6610 Rockledge Drive, 3rd Floor, Bethesda, Maryland 20817.


                                    RECITALS

         A. The Borrower (as defined below) has applied to the Lender (as defined below) for a revolving loan facility in the maximum principal amount of Five Million and 00/100 Dollars ($5,000,000.00) to be used by the Borrower for working capital.

         B. The Lender is willing to make the Revolving Loan on the terms and conditions hereinafter set forth.


                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:

         ARTICLE 1. DEFINITIONS.

         1.1 Defined Terms. Certain capitalized terms not otherwise defined herein are used in this Agreement with the following meanings, unless the context otherwise requires:

                  a. "Account" means collectively and includes any of the following, whether now owned or hereafter acquired by the Borrower: all present and future rights to payments for goods or other property sold, assigned, leased or otherwise disposed of, or for services rendered, whether or not earned by performance; all present and future rights to payments arising out of the licensing of computer hardware or software and systems; all accounts, contract rights, chattel paper, instruments and documents; proceeds of any letter of credit of which the Borrower is a beneficiary; all forms of obligations whatsoever owed to the Borrower, together with all instruments and documents of title representing any of the foregoing; all rights in any returned or repossessed goods; all rights, security and guaranties with respect to any of the foregoing, including, without limitation, any right of stoppage in transit; together with all property
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                           included within the definitions of "accounts", and
                           "documents" as presently or hereafter defined in the UCC.


                  b. "Advance" means an advance of funds under the Revolving Loan.

                  c. "Affiliate" means, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of common stock, by contract, or otherwise.

                  d. "Agreement" means this Revolving Line of Credit Loan Agreement and Security Agreement as the same may be amended, modified or supplemented from time to time.

                  e. "Allowed Amount of Advances" means the aggregate amount of all Advances of principal under the Revolving Loan permitted to be outstanding at any particular time under the Paragraph below titled "Allowed Amount of Advances."

                  f. "Borrower" shall refer to OCM Direct, Inc., a Delaware corporation; Collegiate Carpets, Inc., a Maryland corporation; and to CarePackages, Inc., a Delaware corporation, and to each such Person or to all of them, as the context may require, and the representations and obligations hereunder of the Persons comprised by the term "Borrower" shall be joint and several. For purposes of testing compliance with the financial covenants hereinafter, the negative covenants hereinafter and the unused fee provided hereinafter, financial information concerning the Borrower shall mean financial information for OCM Direct, Inc., and Collegiate Carpets, Inc., and CarePackages, Inc. stated on a consolidated and consolidating basis.

                  g. "Borrowing Date" means the date on which an Advance is made.

                  h. "Business Day" means any day that is not a Saturday, Sunday or banking holiday in the Commonwealth of Virginia.

                  i. "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

                  j. "Cash Collateral Account" means an account to be established by Lender in Borrower's name, with the Lender, for the purpose of receiving


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                           Payments, which shall constitute part of the
                           Collateral unless and until disbursed to the Borrower or applied for the Borrower's account in accordance with this Agreement.

                  k. "Chattel Paper" means collectively and includes all of the following, whether now owned or hereafter acquired by the Borrower: any writing or writings, or record or records that evidence both a monetary obligation and any one or more of the following: a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods, together with all other such items which are included within the definition of "chattel paper" as presently or hereafter defined in the UCC.

                  l. "Closing Date" means the date the transaction actually closes.

                  m. "Code" means the Internal Revenue Code of the United States, as amended.

                  n. "Collateral" means all of the personal property of the Borrower, wherever located, and now owned or hereafter acquired, including without limitation, all of the following kinds of property, now owned or hereafter acquired by the Borrower:

                  1. all Accounts;

                  2. all Deposit Accounts and other obligations or indebtedness owed to Borrower from whatever source arising, by Lender or any of Lender's Affiliates;

                  3. all rights to receive any payment in money or in kind;

                  4. all contract rights;

                  5. all Instruments;

                  6. all Inventory;

                  7. all property, plant and Equipment;

                  8. all Chattel Paper;

                  9. all General Intangibles;


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                  10. all Letter-of-Credit Rights;

                  11. all Supporting Obligations;

                  12. all books and records and computer hardware, software and systems;

                  13. all policies of insurance and the proceeds thereof;

                  14. all additions and accessions to and replacements of the collateral described above; and

                  15. all products and proceeds of all of the collateral described above.

                  o. "Compliance Certificate" means a certificate in form and substance reasonably satisfactory to Lender, signed by Borrower's officer acceptable to Lender, certifying that Borrower is in compliance with this Agreement.

                  p. "Customer" means any governmental entity (federal, state, county, municipal or otherwise) or business entity (corporation, association, partnership, limited liability company or partnership, sole proprietorship or otherwise) or individual to which Borrower provides goods or services for compensation.

                  q.       "Debt" means:

                  1. indebtedness or liability for borrowed money, or for the deferred purchase price of property or services;

                  2. obligations as a lessee under a Capital Lease;

                  3. obligations to reimburse the issuer of letters of credit or acceptances;

                  4. all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; and

                  5. obligations secured by any lien or Encumbrance on property owned by the Borrower.


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                  r.       "Deposit Account" means collectively and includes all
                           of the following, whether now owned or hereafter acquired by the Borrower: a demand, time, savings, passbook, or similar account maintained with a bank, together with all other such items which are included within the definition of "deposit account" as presently or hereafter defined in the UCC.

                  s. "EBITDA" means the Borrower's net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges. It is agreed that EBITDA for the first, second, third and fourth quarters of 2001 are as follows: a negative One Million Six Hundred Thirty Seven Thousand Dollars ($1,637,000) for the quarter ending on March 31, 2001; a negative Five Hundred Thirty Three Thousand Dollars ($533,000) for the quarter ending on June 30, 2001; a positive Three Million Six Hundred Eighty Two Thousand Dollars ($3,682,000) for the quarter ending September 30, 2001; and a positive Five Hundred Fifty One Thousand and 00/100 Dollars ($551,000.00) for the quarter ending December 31, 2001. The amounts agreed to for EBITDA as set forth above incorporate the reversal of certain accruals on the books and records of OCM Direct, Inc., in connection with the acquisition by Guarantor of OCM Direct, Inc.; however, no further acquisition related accrual adjustments shall be permitted without the Lender's prior written consent.

                  t. "Encumbrance" means any mortgage, pledge, deed of trust, assignment, security interest, hypothecation, lien or charge of any kind (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction).

                  u.       "Ending Date" means January 31, 2003.

                  v. "Environmental Laws" mean all laws relating to Hazardous Wastes, Toxic Substances or materials that might be emitted, released or discharged into the environment or other laws or regulations protecting the environment.

                  w. "Equipment" means collectively and includes all of the following, whether now owned or hereafter acquired by the Borrower: all goods (other than farm products, consumer goods or inventory), equipment and fixtures, including, without limitation, computer hardware, computer software and systems, furniture, machinery, vehicles and trade fixtures, together with any and all accessories, accessions, parts and appurtenances thereto, substitutions therefor and replacements thereof, together with all other such


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                           items which are included within the definitions of
                           "equipment" and "fixtures" as presently or hereafter defined in the UCC.


                  x. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                  y. "ERISA Affiliate" means an entity, whether or not incorporated, which is under common control with the Borrower or any of its subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower or any of its subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

                  z. "Event of Default" means any one of the events specified as an "Event of Default" under this Agreement.

                  aa. "GAAP" means generally accepted accounting principles in the United States of America.

                  bb. "General Intangibles" means collectively and includes all of the following, whether now owned or hereafter acquired by the Borrower: choses in action, causes of action and all other intangible property of every kind and nature, including, without limitation, all present and future rights to payments arising out of the licensing of computer hardware and software and systems, all payment intangibles, any software or computer program and any supporting information provided in connection with a transaction relating to the program, corporate or other business records, inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, rights of claims against carriers and shippers, leases and rights to indemnification, together with all property which is included within the definition of "general intangibles" as presently or hereafter defined in the UCC.

                  cc. "Governance Documents" means the Borrower's Articles or Certificate of Incorporation and Bylaws or other documents or agreements affecting the Borrower's corporate governance.

                  dd. "Guarantor" means Student Advantage, Inc., a Delaware corporation.


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                  ee.      "Guaranty" means the Unconditional Guaranty or
                           Unconditional Guaranties of even date herewith executed by Guarantor.

                  ff. "Hazardous Wastes" mean all waste materials subject to regulation under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., or applicable state law and any other applicable federal, state or local laws and their regulations now in force or hereafter enacted relating to hazardous wastes.

                  gg. "Instruments" means collectively and includes all of the following, whether now owned or hereafter acquired by the Borrower: any promissory note, or any negotiable instrument or any other writing that evidences a right to payment of a monetary obligation and is not itself a security agreement or lease, and may be transferred by delivery with any necessary endorsement or assignment, together with all property included within the definition of "instruments" as presently or hereafter defined in the UCC.

                  hh. "Intellectual Property" shall mean all patents, licenses, trade names, trademarks, copyrights, inventions, service marks, trademark registrations, service mark registrations and copyright registrations, whether domestic or foreign and applications for any of the foregoing, and all proprietary technology, know-how, trade secrets or other intellectual property rights owned or used by the Borrower or any subsidiary in the operation of their respective businesses.

                  ii. "Inventory" means collectively and includes all of the following, whether now owned or hereafter acquired by the Borrower: all goods held or intended for sale or lease by the Borrower, or furnished or to be furnished under contracts of service, all raw materials, work in process, finished goods, all software or computer programs embedded in goods and all supporting information provided in connection with a transaction related to the programs, materials and supplies of every nature used or usable in connection with the manufacture, packing, shipping, advertising or sale of any such goods, together with all property included within the definition of "inventory" as presently or hereafter defined in the UCC.

                  jj. "Investment Property" means collectively and includes all of the following, whether now owned or hereafter acquired by the Borrower: all securities owned by Borrower (other than the stock of Collegiate Carpets, Inc. and CarePackages, Inc. owned by OCM Direct, Inc. and the stock of the inactive entity incorporated under the name Uparents.com, Inc., which entity is not to become active unless and until Uparents.com, Inc. becomes


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                           a "Borrower" under this Agreement), whether
                           certificated or uncertificated, and all securities entitlements, securities accounts, commodity contracts, or commodity accounts of Borrower, together with all property included within the definition of "investment property" as presently or hereafter defined in the UCC.

                  kk. "Item" means any "item" as defined in Section 4-104 of the UCC, to include, without exclusion or limitation, checks, drafts, money orders or other media by which Payment may be made.

                  ll. "Lender" means Bank of America, N.A. and its successors and assigns.

                  mm. "Letter-of-Credit Rights" means collectively and includes all of the following, whether now owned or hereafter acquired by the Borrower: any and all rights of Borrower to payment or performance under a letter of credit, together with all property included within the definition of "letter-of-credit rights" as presently or hereafter defined in the UCC.

                  nn.      "Loan" means the Revolving Loan.

                  oo. "Loan Documents" mean this Agreement, the Revolving Note, the Guaranty, the Subordination Agreement, or any other document executed by the Borrower or any other Person evidencing, securing, guaranteeing or relating to the Revolving Loan, as such documents or instruments may be amended, modified or extended from time to time.

                  pp. "Maximum Revolving Commitment Amount" means Five Million and 00/100 Dollars ($5,000,000.00), or such lesser amount that Borrower may request as hereinafter provided.

                  qq. "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

                  rr. "Multiple Employer Plan" means a Plan which the Borrower or any of its subsidiaries or any ERISA Affiliate and at least one employer other than the Borrower or any of its subsidiaries or any ERISA Affiliate are contributing sponsors.

                  ss. "Operating Account" means a demand deposit account to be established by the Borrower with the Lender for the Borrower's use in connection with its business operations and with the Revolving Loan.


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                  tt.      "Payment" or "Payments" means any check, draft, cash
                           or any other remittance or credit in payment or on account of any or all of the Accounts.

                  uu. "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

                  vv. "Permitted Encumbrance" means a purchase money security interest; liens imposed by law for taxes that are not yet due and payable or are being contested in accordance with the terms of this Agreement; pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; and deposits of cash or a cash equivalent made in the ordinary course of business which, in the aggregate, are not at any time outstanding in an amount that exceeds Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

                  ww. "Person" means any individual, partnership, association, trust, corporation, limited liability company or partnership, or other entity.

                  xx. "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower or any of its subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under
                           Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

                  yy. "Reportable Event" means a "reportable event" as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

                  zz. "Revolving Loan" means the Revolving Loan facility made available by Lender to Borrower pursuant to this Agreement in the maximum principal amount of Five Million and 00/100 Dollars ($5,000,000.00), evidenced by the Revolving Note.

                  aaa. "Revolving Note" means the Borrower's promissory note, of even date, in the amount of Five Million and 00/100 Dollars ($5,000,000.00), payable to the order of the Lender, and evidencing Borrower's obligation to repay the Revolving Loan.

                  bbb. "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.


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                  ccc.     "Subordination Agreement" means the Subordination
                           Agreement of even date herewith executed by the Borrower, Lender and the Guarantor to whom the Borrower is indebted in the sum of Two Million Two Hundred Fifty Thousand and 00/100 Dollars ($2,250,000.00), which shall provide for the subordination of such indebtedness to any indebtedness or liability of Borrower to Lender.

                  ddd. "Supporting Obligations" means collectively and includes all of the following, whether now owned or hereafter acquired by the Borrower: any Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, a Chattel Paper, a document, a General Intangible, an Instrument, or Investment Property, together with all property included within the definition of "supporting obligations" as presently or hereafter defined in the UCC.

                  eee. "Termination Event" means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal of the Borrower or any of its subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of the Borrower or any of its subsidiaries or any ERISA Affiliate from a Multiemployer Plan.

                  fff. "Toxic Substances" mean any materials which have been shown to have significant adverse effects on human health or which are subject to regulation under the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., applicable state law, or any other applicable federal, state or local laws now in force or hereafter enacted relating to toxic substances. "Toxic Substances" includes, but is not limited to, asbestos, polychlorinated biphenyls (PCBs), petroleum products, and lead-based paints.

                  ggg. "UCC" means the Uniform Commercial Code in effect in the various state or states as set forth in Section
                           1.4 of this Agreement.

         1.2 Accounting Terms. Accounting terms used in this Agreement but not defined in this Agreement shall have the meanings given to them in accordance with GAAP in effect on the


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date of this Agreement. Except as otherwise provided in this Agreement, all financial computations made pursuant to this Agreement and all financial reports provided to the Lender shall be made in accordance with GAAP, consistently applied. Except as otherwise provided in this Agreement, whenever this Agreement refers to a balance sheet, financial statement or the information contained in a balance sheet or other financial statement, the Agreement shall be construed to refer to most recent consolidated balance sheet or other financial statement that Borrower has provided to the Lender.

         1.3 Use of Defined Terms. All terms defined in this Agreement shall have the same defined meanings when used in any certificate, report or other document made or delivered in connection with this Agreement, unless otherwise set forth therein.

         1.4 UCC Terms. Terms that incorporate definitions provided in the Uniform Commercial Code shall have such meanings as are mandated by the Uniform Commercial Code of the state or states applicable for the determination of such meanings. Terms not otherwise defined herein and not incorporating a definition under the Uniform Commercial Code of any particular state, but which are defined in the Uniform Commercial Code as adopted by the State of Maryland, shall have the meanings ascribed to them under the Uniform Commercial Code as adopted by the State of Maryland.

         ARTICLE 2. LOAN.

         2.1 Revolving Line of Credit. The Lender agrees to extend the Revolving Loan to Borrower, subject to the terms and conditions of this Agreement. Until the Ending Date, Borrower may borrow, repay and reborrow Advances in accordance with this Agreement.

                  a. Allowed Amount of Advances. At no time shall the sum of the aggregate outstanding principal amount of all Advances exceed the Maximum Revolving Commitment Amount.


                  b. Mandatory Prepayments. If the principal outstanding under the Revolving Loan, at any time exceeds the Allowed Amount of Advances, then Borrower shall either, at its option (1) make an immediate payment of principal under the Revolving Loan in an amount sufficient that the principal outstanding under the Revolving Loan will no longer exceed the Allowed Amount of Advances, or (2) deliver additional cash or cash collateral, in form and substance satisfactory to Lender, and in the amount that the principal outstanding balance owing under the Revolving Loan exceeds the Allowed Amount of Advances.


                  c. Procedure for Advances. Unless Borrower has previously entered into a separate auto borrow or similar cash management service with Lender, Borrower may request Advances by telephone through its employees or


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                           agents, as hereinafter provided. Each Advance request
                           must be received by Lender not later than 1:00 p.m. (Eastern time) on the date the Advance is to be made and must specify the amount of the Advance. Lender shall deposit the Advance into Borrower's Operating Account on such date if Borrower is entitled to the Advance, subject to the terms and conditions of this Agreement. If Borrower has entered into a separate auto borrow or similar cash management service with Lender, then the provisions of such service shall control with respect to the procedures for making Advances to Borrower. Lender shall have the right to terminate such auto borrow or similar cash management service at any time, as determined in Lender's sole and absolute discretion.

         2.2 Repayment of Revolving Loan; Auto Debit. Borrower promises to repay the Revolving Loan, with interest, at the time and in the manner and in accordance with the terms provided in the Revolving Note and in this Subsection
2.2 of this Agreement. Borrower has elected to authorize Lender to effect payment of sums due under the Revolving Note and this Agreement by means of debiting Borrower's account with Lender, account number 003933755429. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make payment in full on the due date thereof, or if Lender fails to debit the account.

         2.3 Use of Revolving Loan Proceeds. The proceeds of the Revolving Loan shall be used for working capital and general corporate purposes in Borrower's ordinary course of business, and up to Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000) of the proceeds of the Revolving Loan (to be advanced contemporaneous with the closing of the Revolving Loan) shall be used to prepay certain expenses of Borrower, and for no other purpose.

         2.4 Revolving Loan Fees. Borrower promises to pay Lender the following fees in consideration of entering into this Agreement. These fees are in addition to interest payable under the Revolving Note:

                  a. an up front fee of Seventy Five Thousand and 00/100 Dollars ($75,000.00), one half of which was paid prior to the Closing Date and the other half of which is payable on the Closing Date.

                  b. an unused fee on any difference between the Maximum Revolving Commitment Amount and the amount of credit Borrower actually uses, determined by the average of the daily amount of credit outstanding during each month. The fee will be calculated at one quarter of one percent (.25%) per year. The fee is calculated and payable monthly, in arrears, commencing on the first day of the first month after the date of this Agreement until the expiration of the availability of Advances under this Agreement.

                  c. the reasonable and documented fees and costs for each field examination performed by the Lender or its agents at Lender's standard per diem rate plus expenses, the Lender having the right to perform field examinations at any time during Borrower's normal business hours upon reasonable prior notice, as determined in Lender's sole discretion; provided that if no Event of Default has occurred and is continuing under this Agreement, Lender shall conduct no more than two (2) field examinations in any calendar year.

         ARTICLE 3. CONDITIONS PRECEDENT TO LOAN.


         3.1 Conditions Precedent to Initial Advance. The obligation of the Lender to make any Advance under the Revolving Loan is subject to the satisfaction (in the sole judgment of the Lender) of the following conditions:

                  a. Representations and Warranties; Compliance. All representations and warranties made by Borrower in or in connection with this Agreement or any of the other Loan Documents or otherwise made in writing in connection with this Agreement shall be true and correct on the Closing Date, and the Borrower shall have performed all of the promises or undertakings under this Agreement and satisfied all of the conditions of this Agreement that the Borrower was required to perform or to satisfy as of the Closing Date.

                  b. Documents Concerning the Borrower. Borrower shall deliver to the Lender copies of all documents requested by the Lender, including a complete, correct and current copy of the Borrower's Articles of Incorporation or similar charter documents satisfactory to Lender, certified by the Secretary of State of the Borrower's state of incorporation; a complete, correct and current copy of its Bylaws, certified by Borrower's corporate secretary; a complete, correct and current copy of all resolutions of Borrower's Board of Directors authorizing the execution, delivery and performance of this Agreement and of the other Loan Documents, certified by Borrower's corporate secretary; and appropriate certificates of incumbency for those officers of Borrower executing this Agreement or any of the other Loan Documents, certified by Borrower's corporate secretary and president. In addition, the following documents and materials shall have been delivered to the Lender, and must be satisfactory to the Lender in form and substance:


                                    1. all supporting documentation with regard
                           to the Borrower and the Revolving Loan as the Lender may require;

                                    2. such additional information, instruments,
                           opinions, documents, certificates and reports relating to the Borrower or the Collateral as the Lender may deem necessary; and

                                    3. such lien releases or termination
                           statements as Lender may deem necessary to remove any Encumbrances on the Collateral.


                  c. Executed Note, Guaranty and Loan Documents. Borrower shall deliver to the Lender, fully executed: this Agreement, the Revolving Note, the Guaranty, the Subordination Agreement, UCC-1 Financing Statements and such other documents, instruments and certificates as the Lender may reasonably require, in form and substance satisfactory to the Lender. All taxes, fees and charges with respect to the preparation, filing and recording of the Loan Documents (subject to the limitations, if any, set forth herein) shall have been paid by Borrower. The Loan Documents shall include an Intercreditor Agreement, of even date, among the Lender, the Borrower, the Guarantor and the Reservoir Parties (as defined therein), and the Reservoir parties shall have provided releases of the Borrower and collateral belonging to the Borrower as provided in the Intercreditor Agreement.

                  d. Landlord and Mortgagee Waivers. The Lender shall have received such landlord and mortgagee waivers as it shall request with respect to any of the Borrower's landlords or mortgagees which could claim an interest in any Collateral as a remedy for a default under any lease, mortgage or deed of trust.

                  e. Financing Statements. All Financing Statements deemed necessary by the Lender to perfect its security interest in the Collateral or any other collateral securing the Loan.

                  f. Legal Opinion. Borrower shall deliver to the Lender a written opinion or opinions of legal counsel for Borrower dated the Closing Date and addressed to the Lender, which opinions must be in form and content satisfactory to the Lender. Without limiting the generality of the foregoing, the opinion or opinions must address the Borrower's organization, existence, power, good standing and authority and as to the validity, binding effect and enforceability of the Loan Documents, including the existence, validity, enforceability, attachment, perfection, and binding effect of any security interest, lien or assignment being granted by Borrower or any Guarantor or other Person providing Collateral to Lender with respect to the Collateral.

                  g. Operating Account. The Borrower shall establish the Operating Account with the Lender.

                  h. Compliance with Covenants. Borrower shall establish to Lender's satisfaction that the Advance will not cause Borrower to cease to comply with Borrower's financial covenants as set forth hereinafter.

         3.2 Future Advances. The obligation of the Lender to make any Advance under the Revolving Loan subsequent to the Closing Date is further conditional on:

                  a. Conditions of First Advance Remain Satisfied. The Lender shall have determined, in its sole judgment, that the conditions precedent to the first Advance are satisfied as of the Borrowing Date for the subsequent Advance (other than the issuance of a new legal opinion); the Loan Documents shall remain in full force and effect; and neither the Borrower nor any Person providing Collateral or a Guaranty shall have purported to terminate any of the Loan Documents or notified Lender of an intention not to perform under any applicable Loan Document;

                  b. Representations and Warranties. All representations and warranties contained herein shall be true and correct in all material respects at the date of such disbursement;

                  c. No Material Adverse Change. The Lender shall have determined, in its sole discretion, that no material adverse change has occurred in the financial condition of the Borrower from that disclosed in the most recent financial statements furnished to the Lender prior to the Closing Date; and

                  d. No Default. No Event of Default has occurred and remains uncured, and no event has occurred or circumstance exists which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

         3.3 Lender's Right To Rely On Communications. The Borrower authorizes the Lender to accept, rely upon, act upon and comply with, any verbal or written instructions, requests, confirmations and orders of the authorized list of employees, officers or agents of the Borrower set forth on Schedule 3.3 attached hereto and incorporated herein by reference. The Borrower acknowledges that the transmission between the Borrower and the Lender of any such instructions, requests, confirmations and orders involves the possibility of errors, omissions, mistakes and discrepancies and agrees to adopt such internal measures and operational procedures as Borrower deems necessary to protect its interests. The Borrower hereby assumes all risk of loss arising out of: (I) the Lender's acceptance, reliance on, compliance with or observation of any such instructions, requests, confirmations or orders that Lender, in good faith, believes are genuine; and (ii) any such errors, omissions, mistakes and discrepancies, except those caused by the Lender's gross negligence or willful misconduct. Borrower agrees to indemnify Lender and to hold Lender harmless for and from all claims, demands, suits, actions, judgments, decrees, losses or damages, including attorneys fees and expenses, that Lender may incur as a result of the foregoing events or occurrences for which the Borrower has assumed the risk of loss.

         ARTICLE 4. SECURITY.

         4.1 Grant of Security Interest. As security for (I) the payment of the Loans, and any other extensions of credit, loans, letters of credit or other financial accommodations now or hereafter made by the Lender for the benefit of the Borrower, and (ii) for the performance of the Borrower's obligations under or in connection with the Swap Agreement or any other interest rate swap agreement as defined in 11 U.S.C. Section 101 by and between the Borrower and the Lender or any Affiliate of the Lender (whether absolute or contingent and whether now or hereafter becoming due or owing), and (iii) for any other liability or obligation of Borrower to Lender whether now or hereafter existing, of every kind and description, whether or not evidenced by notes or other Instruments, and whether or not such liability or obligations are direct or indirect, fixed or contingent, liquidated or unliquidated, the Borrower hereby assigns, grants and conveys to the Lender a security interest in the Collateral. Proceeds of the Collateral shall be allocated pari passu among the Loans and any outstanding interest rate swap agreements. The Borrower further agrees that the Lender shall have in respect of the Collateral all of the rights and remedies of a secured party under the UCC, other applicable law and this Agreement. The Borrower covenants and agrees to execute and deliver such financing statements and other instruments and filings or perform any and all acts as are necessary in the opinion of the Lender to perfect, maintain and protect the security interest hereby granted. Except as otherwise set forth in this Agreement, Lender does not authorize and Borrower agrees that it shall not take any of the following actions without the prior written consent of Lender: (a) sell, lease, license, transfer, exchange or otherwise dispose of any of the Collateral except for sales in the ordinary course of business and for fair market value; or (b) mortgage, pledge, lien, assign, grant a security interest or otherwise encumber any of the Collateral (except for a Permitted Encumbrance).

         4.2 Covenants Regarding Inventory and Equipment. With regard to Collateral that constitutes Inventory or Equipment, the Borrower further covenants as follows:

                  a. The Borrower shall not permit any of the Equipment or other Collateral to become a fixture to any real estate unless subordination agreements satisfactory to the Lender are obtained by any owner or mortgagee of such real estate.

                  b. The Lender's security interest shall extend and attach to Inventory which is presently in existence and is owned by the Borrower or in which the Borrower purchases or acquires an interest at any time and from time to time in the future, whether such Inventory is in transit or in the Borrower's constructive, actual or exclusive occupancy or possession or not, and wherever the same may be located, including, without limitation, all Inventory which may be located at the premises of the Borrower or upon the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents, finishers, convertors or other third parties who may have possession of the Inventory.

                  c. Upon sale, exchange, lease or disposition of the Inventory or Equipment, the security interest of the Lender shall without break in continuity and without further formality or act continue in and attach to all cash and non-cash proceeds of such sale, exchange, lease or disposition, including Inventory returned or rejected by customers or repossessed by either the Borrower or the Lender. As to any such sale, exchange, lease or disposition, the Lender shall have all of the rights of an unpaid seller allowed by applicable law and this Agreement, including stoppage in transit, replevin, detinue and reclamation.

         4.3 Certain Rights of the Lender. The Lender shall have the right, but not the obligation, (i) to pay any taxes or levies on the Collateral or any costs to repair or to preserve the Collateral; and (ii) to cure any defaults by Borrower on contracts by the Borrower intended to give rise to Accounts. Such payments and the costs of curing such defaults shall constitute Advances under the Revolving Note and shall be secured pursuant to this Agreement, irrespective of whether the Borrower would then be entitled to such Advances under this Agreement.

         4.4 Financing Statements; Possession of Collateral by Lender; Control. At the request of the Lender, Borrower will execute financing statements, continuation statements and other documents with respect to the Collateral pursuant to the UCC or otherwise, in form satisfactory to the Lender, and Borrower will pay the cost of filing the same in all public offices wherever the Lender deems filing to be necessary or desirable. Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement, provided however, that it shall not limit the obligations of Borrower as previously set forth herein. Borrower grants the Lender the right, and irrevocably authorizes the Lender, at the Lender's option, to file any or all such financing statements, continuation statements and other documents pursuant to the UCC and otherwise, without Borrower's signature, and irrevocably appoints the Lender as Borrower's attorney-in-fact to execute any such statements and documents in Borrower's name and to perform all other acts which the Lender deems appropriate to perfect and to continue the security interests conferred by this Agreement.

In addition, upon request of Lender, Borrower shall immediately deliver to Lender, or authorize and direct any and all Persons in possession of Collateral, to immediately deliver to Lender all Collateral for which Lender requires possession to perfect its security interest in such Collateral, properly endorsed or acknowledged. Furthermore, Borrower shall take all such actions as may be requested by Lender to allow Lender to exercise control over any Collateral for the purpose of allowing Lender to perfect its security interest in Collateral which Collateral may include Deposit

Accounts, Investment Property, Letter-of-Credit Rights and electronic Chattel Paper. Borrower shall execute and deliver to Lender, and have any other Persons in possession or control of Collateral, execute and deliver to Lender, control or other agreements, in form and substance satisfactory to Lender.

         4.5 Records of Collateral; Information. Borrower at all times will maintain accurate books and records covering the Collateral. Borrower immediately will mark all books and records with an entry showing the absolute assignment of and granting of a security interest in all Collateral to Lender, and hereby grants the Lender the right to audit and make copies of the books and records of Borrower relating to Collateral at any time and from time to time. Borrower shall (i) promptly furnish the Lender with any information with respect to Collateral requested by Lender; (ii) allow the Lender or its representatives to inspect the Collateral, at any time and wherever located and in whomever's possession the Collateral may be, and to inspect and copy, or furnish the Lender or its representatives with copies of all records relating to the Collateral;
(iii) furnish the Lender or its representatives such information as the Lender may request to identify the Collateral, at the time and in the form requested by Lender; and (iv) deliver upon request to Lender shipping and delivery receipts evidencing the shipment of goods and invoices evidencing the receipt of the Collateral and payment for the Collateral.

         4.6 No Release. No injury to the Collateral, loss or destruction of the Collateral, failure to perfect or to continue the perfection of Lender's security interest in the Collateral, or release of Lender's security interest in the Collateral, or any part of it, shall relieve Borrower of any obligation under this Agreement or under any of the other Loan Documents. Borrower expressly waives all defenses based on suretyship or impairment of collateral, and shall not be released or discharged of any obligation under the Loan Documents, in whole or in part, by Lender's failure to protect or preserve the Collateral unless caused by the gross negligence or willful misconduct of Lender. Each Person comprised by the term Borrower waives notice of any change in financial condition of any Person liable for the Loans or any part thereof, and agrees that maturity of the Loans or any part thereof may be accelerated, extended or renewed one or more times by Lender in its discretion, without notice to the Person and without affecting Lender's security interest in the Collateral. Lender shall not be required to bring any action against any other Person or to resort to any other security or to any balance of any deposit account as a condition of enforcing its rights against any of the Collateral.

         4.7 Indemnification; Risk of Loss. In any suit, proceeding or action brought by or against the Lender relating to the Collateral, the Borrower will defend, indemnify and keep the Lender harmless from and against all expense, loss or damage (including reasonable attorneys' fees) suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of account debtor or other obligor of the Borrower. The foregoing obligation of the Borrower to indemnify the Lender shall survive the payment of the Loans and the termination of this Agreement, but shall not extend to any suit, proceeding or action arising out of the Lender's gross negligence or willful misconduct.

In addition, the risk of any loss or damage associated with the Collateral, including without limitation, any Collateral in the possession of Lender shall be borne by the Borrower; provided, that Lender shall be responsible for any loss resulting from Lender's gross negligence or willful misconduct. In the event that Lender is in possession of Collateral, (a) Borrower shall be liable to Lender and shall pay to Lender, upon demand, all reasonable expenses, including the cost of insurance and payment of taxes or other charges, incurred in the custody, preservation, use or operation of the Collateral, and all such expenses shall be secured by the Collateral; and (b) Lender may use and operate the Collateral, as determined in its sole and absolute discretion, (I) to preserve the Collateral or its value, (ii) as permitted by an order of a court having competent jurisdiction, or (iii) as otherwise set forth herein or as previously or hereafter agreed to by Borrower. Notwithstanding anything in this Agreement to the contrary, Lender shall have no duty and be under no obligation to collect any income accruing on the Collateral or to preserve any rights relating to the Collateral.

         ARTICLE 5. BORROWER'S REPRESENTATIONS AND WARRANTIES.


         To induce the Lender to enter into this Agreement and to extend the Revolving Loan to Borrower, Borrower makes the following representations and warranties to the Lender. These representations and warranties are continuing, and each request for an Advance shall be deemed to be an affirmation that these representations and warranties are true, complete and correct in all material respects as of the date of the most recent Compliance Certificate submitted prior to the request.

         5.1 Corporate Authority; Subsidiaries. Each Person encompassed by the definition of Borrower (I) is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation as shown on Schedules 5.1-1 through 5.1-3 , and the exact legal name of the Borrower is as set forth above in the definition of Borrower; (ii) is qualified to do business as a foreign corporation and is in good standing in all jurisdictions where its activities or ownership of property require such qualification, and (iii) has the full and unrestricted power and authority, corporate and otherwise, to own, operate and lease its properties, to carry on its business as currently conducted, to execute and deliver and perform the Loan Documents, to incur the obligations provided for herein and therein, and to perform the transactions contemplated hereby and thereby (including without limitation, the creation of the lien and security interest in favor of the Lender in the Collateral and any other Collateral required by this Agreement), all of which have been duly and validly authorized by all proper and necessary action (all of which actions are in full force and effect). Borrower has no subsidiaries other than those previously disclosed in writing to the Lender, which subsidiaries are as follows: OCM Direct, Inc. owns all of the stock of Collegiate Carpets, Inc., a Maryland corporation, CarePackages, Inc., a Delaware corporation and Uparents.com, Inc., an inactive Delaware corporation. Each of the Persons comprised by the term Borrower maintains it chief executive office at the location stated in Schedules 5.1-1 through 5.1-3 attached hereto and made a part hereof, and the information in Exhibit A to Schedules 5.1-1 through 5.1-3 is complete and accurate in all material respects.

         5.2 Approvals. Borrower has provided Lender with a true and accurate certificate of a Resolution of the Borrower's Board of Directors authorizing the loan transactions contemplated by this Agreement. No further approval, consent or other action by the stockholders of Borrower, by any governmental authority or by any other Person is or will be necessary to permit the valid execution, delivery or performance by Borrower of this Agreement or any of the other Loan Documents.

         5.3 Binding Effect, No Violations. Each of the Loan Documents, upon its execution and delivery, will constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of the Loan Documents will not (I) violate, conflict with or constitute a default (with due notice, lapse of time or both) under any law, regulation, order or any other requirement of any court, tribunal, arbitrator or governmental authority, any terms of the Articles or Certificate of Incorporation or Bylaws of Borrower, or any contract, agreement or other arrangement binding upon or affecting Borrower or any of its properties, or (ii) result in the creation, imposition or acceleration of any indebtedness or any Encumbrance of any nature upon, or with respect to, Borrower or any of its properties, except such Encumbrances in favor of Lender.

         5.4 Litigation. Except as set forth in Schedule 5.4 attached hereto and made a part hereof, there is no claim, litigation, proceeding or investigation pending, threatened or reasonably anticipated against or affecting Borrower, its properties or business, this Agreement, any of the other Loan Documents, or any of the transactions contemplated hereby or thereby, the total of any such claims, litigation, proceedings or investigations exceeding in the aggregate at any time the sum of Fifty Thousand and 00/100 Dollars ($50,000.00), before or by any court, tribunal, arbitrator or governmental authority, and to the best of Borrower's information, knowledge and belief, there is no possibility of any judgment, liability or award which reasonably may be expected to result in any material adverse change in the business, operations, prospects, properties or assets or condition, financial or otherwise, of Borrower. Borrower is not in default with respect to any judgment, order, writ, injunction, decree, rule, award or regulation of any court, governmental instrumentality or agency, commission, board, bureau, arbitrator or arbitration panel.

         5.5 Title to and Condition of Assets. The Borrower has good, valid and marketable title to all of its properties and assets (whether real or personal) and has the power to transfer its rights and interest in the Collateral, and there exist no Encumbrances on any of Borrower's properties or assets, including without limitation, the Collateral. Upon the execution and delivery of this Agreement, and upon (a) the filing of financing statements, (b) the Lender's taking possession of the Collateral, (c) Lender's receipt of a satisfactory acknowledgment from a Person in possession of any Collateral that such Collateral is in the possession of such Person and is being held for the benefit of Lender, or (d) Lender obtaining satisfactory control over any of the Collateral consisting of Investment Property, Deposit Accounts, Letter-of-Credit Rights or electronic Chattel Paper or such other Collateral for which control is required to perfect a security interest (as control is defined in the UCC), as the case may be, the Lender will have a good, valid and perfected first priority lien and security interest in the Collateral, subject to no Encumbrance in favor of any other Person except Permitted Encumbrances.

         5.6 Loan Application. The statements made and the documents delivered by Borrower to the Lender in connection with its application for the Revolving Loan and in connection with this Agreement and the other Loan Documents on or after January 1, 2001 are true, correct and complete, in all material respects, omit no material facts, are not misleading, and present fairly the condition (financial or otherwise) of Borrower. Borrower certifies further that the information set forth in the Borrower Information Statements attached hereto as Schedules 5.1-1 through 5.1-3 (and in all exhibits thereto) is true, accurate and complete as of the date of this Agreement.

         5.7 No Change. No change in the business, operations, properties or condition (financial or otherwise) of Borrower or Guarantor, or any other event, has occurred since the date of the most recent financial statements submitted to the Lender by Borrower, which change might adversely affect the ability of Borrower to perform or comply with all terms, conditions and agreements to be performed or complied with by Borrower under this Agreement or under any of the other Loan Documents, or to perform the transactions contemplated by this Agreement or the other Loan Documents.

         5.8 Taxes. Borrower has timely filed all tax returns and reports required by any governmental authority to be filed by Borrower or has with reasonable grounds contested the same or has filed for an extension of the filing period therefor, and such returns and reports are true and correct. Borrower has paid all taxes, assessments and other government charges imposed upon it or its income, profits or properties, or upon any part thereof, other than those presently payable without penalty or interest, except such taxes, assessments or other government charges for which (I) the validity thereof is being contested by Borrower in good faith and by proper proceedings, (ii) Borrower has set aside on its books adequate reserves therefor, and (iii) in the case where any such tax, assessment or other government charge might become an Encumbrance upon any item of the Collateral or any part thereof, Borrower has made arrangements acceptable to the Lender to secure the payment thereof. Borrower has also timely filed all claims for refunds to which Borrower is entitled. The amounts reserved as a liability for income and other taxes payable in the most recent financial statements of Borrower provided to the Lender are sufficient for the payment of all unpaid federal, state, county and local income, excise, property and other taxes, whether or not disputed, of Borrower, accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto, and for which Borrower may be liable in its own right or as a transferee of the assets of, or as successor to, any other Person.

         5.9 No Default. No Event of Default, and no event which with notice, lapse of time or other condition would constitute an Event of Default, has occurred and is continuing.

         5.10 Compliance with Laws, Governance Documents and Agreements. Borrower has complied and is in full compliance with all applicable laws, ordinances, rules, regulations, orders and other requirements of any governmental authority or arbitrator, and with all terms and conditions of its Governance Documents, and with each agreement binding upon or affecting Borrower or any of its properties. Borrower is not in default with respect to any Debt. Borrower will take all necessary actions to remain in full compliance with such laws, ordinances, rules, regulations, orders and any other requirements, the Governance Documents and all other agreements. Should Borrower be deemed by any governmental authority or deem itself to be in violation of any relevant law, ordinance, rule, regulation, orders or other requirement, Governance Document or agreement, Borrower shall notify the Lender promptly of such violation and take all appropriate remedial actions. Without limiting the generality of the foregoing, Borrower represents to Lender that: (1) Borrower has previously disclosed to Lender all of Borrower's activities that involve the use, manufacturing, storage, disposal, emission, discharge, generation or transportation of Hazardous Wastes, Toxic Substances or other materials regulated by Environmental Laws; (2) Borrower has complied and is in full compliance with all Environmental Laws; (3) Borrower maintains in full force and effect all permits required by Environmental Laws; and (4) there exists no pending or threatened litigation, order, ruling, notice or investigation regarding the Borrower's use, manufacturing, storage, disposal, emission, discharge generation or transportation of Hazardous Wastes or Toxic Substances or regarding any violation or alleged violation of any Environmental Laws.

         5.11 Licenses and Contracts. All franchises, licenses, trademarks, trade names, copyrights, patents, permits, certificates, consents, approvals, authorizations, agreements and contracts necessary to operate Borrower's business as it currently is being operated and to own or lease Borrower's property have been obtained, are in effect, have been complied with in all material respects by Borrower, are free from challenge, and are fully assignable to the Lender for the purpose of securing the Revolving Loan. Borrower has no knowledge and has not received any notice to the effect that any product it manufactures or sells, or any service it renders, or any process, method, know-how, trade secret, part or material it employs in the manufacture of any product it makes or sells or any service it renders, or the marketing or use by it or another of any such product or service, may infringe any trademark, trade name, copyright, patent, trade secret or legally protected right of any other Person.

         5.12 Intellectual Property. The Borrower owns all right, title and interest in and to all Intellectual Property used in and material to the operation of its business or, for such Intellectual Property that is not owned, possesses adequate licenses or other legally enforceable rights to use the same. The Borrower has no reason to believe that any valid basis exists upon which a claim adversely affecting any such Intellectual Property may be asserted against the Borrower or any subsidiary. To the best knowledge of the Borrower, no Person is infringing upon the Intellectual Property used by the Borrower or any subsidiary material to the operation of their respective businesses. The Borrower has taken appropriate steps to protect the secrecy, confidentiality and value of its and all subsidiaries' rights in and to such Intellectual Property and to prevent others from using such Intellectual Property without consent.

         5.13 Disclosure. No representation or warranty of Borrower contained in this Agreement or any of the Loan Documents and no written statement of fact furnished or to be furnished by Borrower to the Lender pursuant to this Agreement or any of the Loan Documents, when viewed together, contains or will contain any untrue statement of a fact material to the financial condition of Borrower, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, or furnished herewith or therewith, not misleading.

         5.14 Trade Name; Merger. Except as shown in Schedules 5.1-1 through 5.1-3 attached hereto and made a part hereof, during the fifteen years immediately preceding the date of this Agreement: (1) neither the Borrower nor any predecessor of the Borrower has used any corporate or fictitious name other than its current corporate name; (2) Borrower has not changed its name, or been the surviving entity in a merger or acquired any business; (3) neither the Borrower nor any predecessor of Borrower has changed its state of incorporation; and (4) Borrower has not utilized and does not utilize any trade name or trade names in the conduct of its business.

         5.15 Payment of Employees and Subcontractors. Borrower is not in default with regard to the payment of any employee or subcontractor.

         5.16 ERISA Borrower is in compliance with Borrower's obligations under ERISA. Without limiting the generality of the foregoing:


                  a. During the five-year period prior to the date on which this representation is made or deemed made: (I) no Termination Event has occurred, and, to the best of the Borrower's knowledge, no event or condition has occurred or exists as a result of which any Termination Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in
                           Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

                  b. The actuarial present value of all "benefit liabilities" under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities.

                  c. Neither the Borrower nor any of its subsidiaries nor any ERISA Affiliate has incurred, or, to the best of the Borrower's knowledge, are reasonably expected to incur any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower, any of its subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be in reorganization, insolvent or terminated.

                  d. No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject the Borrower or any of its subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any of its subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.


         ARTICLE 6. BORROWER'S AFFIRMATIVE COVENANTS.


         Until all obligations of Borrower under this Agreement and the other Loan Documents are paid in full and performed, Borrower covenants and agrees that it shall:

         6.1 Payment of Revolving Loan. Punctually make the payments on the Revolving Loan at the times and places and in the manner specified in the Revolving Note.

         6.2 Corporate Existence. Preserve, maintain and keep in full force and effect its corporate existence and good corporate standing in the jurisdiction of its incorporation.

         6.3 Corporate Rights and Franchises; Qualification; Orderly Conduct of Business. Preserve, maintain and keep in full force and effect all franchises, licenses, permits, certificates, consents, approvals, authorizations, agreements and contracts material to the operation of Borrower's business as it currently is being conducted and which are necessary to carry on Borrower's business, whether now existing or hereafter granted to or obtained by Borrower; qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its activities and ownership of property and which are necessary to carry on Borrower's business; continue to engage in a business of the same general type as now conducted by it; and conduct such business in an orderly, efficient and regular manner consistent with the conduct of its business prior to the date of this Agreement. Borrower shall also have delivered to Lender prior to the Closing Date, true, exact and complete copies of the employment contracts entered into with Borrower by Devin Schain, Paul Bogart, Steve Matejka and Howard Dumhart.

         6.4 Taxes, Charges and Obligations. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits, properties or any part thereof, prior to the date on which penalties attach thereto, as well as all claims which, if unpaid, might become an Encumbrance upon any properties of Borrower, and pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of the indebtedness and other obligations of whatever nature of Borrower; however, Borrower shall not be required to pay any such tax, assessment, charge, levy, claim, indebtedness or obligation so long as (I) the validity thereof is being contested by Borrower in good faith and by proper proceedings, (ii) Borrower sets aside on its books adequate reserves therefor, and (iii) in the case where any such tax, assessment, charge, claim or levy might become an Encumbrance upon any item of the Collateral or any part thereof, Borrower makes arrangements acceptable to the Lender to secure the payment thereof.

         6.5 Maintenance of Property. Preserve and keep all property used in its business, including without limitation, the Collateral, in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements thereof.

         6.6 Insurance. Maintain and keep in full force and effect, with financially sound and reputable insurance companies reasonably acceptable to the Lender, insurance in such amounts and covering such risks as the Borrower and Lender believe are reasonably necessary and as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower operates (but in any event, casualty insurance covering the Borrower's tangible personal property and real estate for their full replacement value and comprehensive public liability insurance coverage with limits of not less than One Million and 00/100 Dollars ($1,000,000.00) for any one occurrence and Three Million and 00/100 Dollars ($3,000,000.00) for the aggregate of all occurrences during a policy period of no more than one (1)
year), all such insurance policies to be in form and substance reasonably satisfactory to the Lender. If requested by the Lender, Borrower shall also procure, maintain and keep in full force and effect business interruption insurance in an amount, in form and issued by companies acceptable to the Lender in all respects. All liability insurance policies shall name the Lender as an additional insured, and all casualty insurance or business interruption insurance policies shall name Lender as the lender loss payee. All insurance policies shall prohibit cancellation (including cancellation for nonpayment of premium) or reduction of coverage except with thirty (30) days' prior written notice to and consent of the Lender. At least thirty (30) days prior to the expiration date of each and every insurance policy required by this Agreement, Borrower shall obtain and deliver to the Lender a renewal or substitution policy in form and substance satisfactory to the Lender.

         6.7 Contract Obligations. Perform in accordance with its terms every contract, agreement, obligation or other arrangement to which Borrower is a party or by which it or any of its property is bound which are material to the operation or condition (financial or otherwise) of Borrower, except to the extent that the contract or agreement is inconsistent with this Agreement. In the event that any default or performance deficiency occurs, Borrower shall notify the Lender promptly in writing. Notwithstanding the above, Borrower shall perform in accordance with the terms of this Agreement and the Loan Documents, regardless of whether such terms are material to the operation or condition (financial or otherwise) of the Borrower.

         6.8 Compliance with Laws. Comply with all applicable laws, regulations, orders and other requirements of any court, tribunal, arbitrator or governmental authority, non-compliance with which could have a material adverse effect on the business, operations, property or condition (financial or otherwise) of Borrower. Without limiting the generality of the foregoing, Borrower shall: (1) comply strictly and in all respects with all Environmental Laws affecting the Borrower or its property; (2) promptly forward to the Lender copies of all orders, notices, permits, applications or other communications and reports finding or alleging that Borrower or its property does not comply with any of the Environmental Laws; (3) promptly provide a proposed response action, or plan with respect to any failure to comply with Environmental Laws; and (4) defend the Lender, indemnify the Lender, and hold the Lender harmless from and against any claims, demands, suits, actions, judgements, decrees, losses or damages, including attorneys' fees, arising out of the failure of Borrower of any of its properties to comply with any of the Environmental Laws. To the extent that Federal or state laws, rules, regulations or orders establish requirements which relate to the disposition of property, compliance by Lender with such laws, rules or regulations in any disposition or sale of the Collateral shall not be deemed to adversely effect the commercial reasonableness of any such sale or disposition, or otherwise render the sale or disposition commercially unreasonable.

         6.9 Books and Records. Keep and maintain at its chief executive offices adequate and proper records and books of account, in which complete entries are made in accordance with GAAP, consistently applied, and in accordance with all laws, regulations, orders and other requirements of any court, tribunal, arbitrator or governmental authority, reflecting all financial and other transactions of Borrower normally and customarily included in records and books of account of companies engaged in the same or similar businesses and activities as Borrower.

         6.10 Access to Borrower's Properties, Books and Records. Permit the Lender and any agents or representatives thereof to visit and inspect the Borrower's properties to examine and make abstracts and copies from any of Borrower's books and records at any and all times (during normal business hours and after reasonable notice if no Event of Default has occurred and continues to exist under this Agreement, and at any and all times if an Event of Default has occurred and continues to exist under this Agreement) and as often as the Lender or such agents or representatives may desire, and to discuss the business, operations, properties and condition

(financial and otherwise) of Borrower with any of the officers, directors, agents or representatives (including without limitation, the independent certified public accountants) of Borrower.

         6.11 Financial and Other Statements. Furnish (or cause to be furnished or provided) to the Lender the following statements, which must be satisfactory to the Lender in form and substance, at the times and in the manner specified below:

                  a. Annual Financial Statements. As soon as available, but in no event more than ninety (90) days after the close of each of the Borrower's fiscal years, audited consolidated financial statements for that year to include consolidating statements stating the Borrower's financial condition. The financial statements shall be prepared by an independent certified public accountant reasonably acceptable to Lender, in accordance with GAAP, consistently applied. The financial statements must be acceptable to Lender in form and substance, and shall contain such detail as Lender may require. The financial statements shall include a consolidated balance sheet as of the end of such fiscal year, a statement of financial condition, changes in shareholder equity, a profit and loss statement and a cash flow statement, with consolidating schedules, and a Compliance Certificate. Borrower shall also furnish to Lender on December 15 of each year, projections (budgets) for the upcoming fiscal year, which projections shall include a balance sheet, cash flow and profit and loss statement, all in detail satisfactory to Lender. If the Borrower comprises a parent corporation and its subsidiaries, the financial statements shall state the financial condition of the parent corporation and those subsidiaries on a consolidated basis.

                  b. Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower by independent certified public accountants in connection with examination of the financial statements of the Borrower made by such accountants, or if no management letter is prepared, a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter;

                  c. Annual Financial Statements and Tax Returns for Guarantor. At all times that securities issued in the Guarantor are subject to the reporting requirements under the Securities Exchange Act of 1934, as amended (the "34 Act"), Guarantor shall filer annual audited consolidating financial statements for the Guarantor in a timely manner in accordance with the rules and regulations of the Securities Exchange Commission promulgated pursuant to the 34 Act. In the event that securities issued in Guarantor should cease being subject to the reporting requirements of the 34 Act, Guarantor shall deliver to Lender annual audited consolidating financial statements for the Guarantor, by no later than ninety (90) days after the end of each of Guarantor's fiscal years, prepared in accordance with generally accepted accounting principles and providing such information as Lender may require concerning the Guarantor's financial condition, said financial statements to include a consolidating balance sheet, profit and loss statement and a cashflow statement, all as of the Guarantor's fiscal year end, with consolidating schedules.


Guarantor shall also deliver to Lender, upon filing with the applicable taxing authorities (1) full and complete copies of all federal and state tax returns, together with all schedules thereto, and (2) all requests for extensions of time to file any such tax returns.

In addition to all of the above, Guarantor shall deliver to Lender, with reasonable promptness, such additional information, reports or statements as the Lender may from time to time request.

                  d. Borrower Quarterly Statements and Certificates. As soon as available but in no event more than forty-five (45) days after the close of each of the Borrower's fiscal quarters, the Borrower will provide:


                                    1. management prepared balance sheets,
                           profit and loss statements and cashflow statements, with supporting schedules, prepared on a consolidated and consolidating basis, and with comparisons to original projections previously provided to Lender.

                                    2. a Compliance Certificate signed by an
                           authorized financial officer of the Borrower (1) setting forth the information and computations (in sufficient detail) to establish that Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (2) stating whether any Event of Default has occurred as of the date of the financial statements or the date of the Compliance Certificate, or any event which, upon notice or lapse of time or both, would constitute an Event of Default, and if such an Event of Default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto. At Lender's request, the Borrower shall furnish to the Lender such schedules, certificates, lists, records, reports, information and documents to enable the Lender to verify the Compliance Certificate.

                  e. Guarantor Quarterly Statements and Certificates. As soon as available but in no event more than forty-five (45) days after the close of each of Guarantor's fiscal quarters, the Guarantor will provide:

                                    1. management prepared balance sheets,
                           profit and loss statements and cashflow statements, with supporting schedules, prepared on a consolidated and consolidating basis.


                  f. Additional Reports and Information. With reasonable promptness, such additional information, reports or statements as the Lender may from time to time request.

         6.12 Accounts. Upon the creation of Accounts and Lender's request therefor, or at any time and from time to time as the Lender may require upon the occurrence and continuation of an Event of Default under this Agreement, Borrower shall deliver to the Lender schedules of all outstanding Accounts. Such schedules shall be in form and detail satisfactory to the Lender, shall show the age of such Accounts in increments of thirty (30) day increments until any Account is ninety one (91) or more days past due and shall contain such other information and be accompanied by such supporting documents as the Lender may from time to time request. Borrower also shall, upon request of Lender, deliver to the Lender copies of Borrower's invoices, evidences of shipment or delivery and such other schedules and information as the Lender may reasonably require. The items to be provided under this Section are to be prepared and delivered to the Lender from time to time solely for its convenience in maintaining records of the Collateral, and Borrower's failure to give any of such items to the Lender shall not affect, terminate, modify or otherwise limit the Lender's security interest granted in the Accounts. Borrower shall use its best efforts and shall take any and all steps necessary to collect its Accounts, including without limitation, the filing and pursuit of legal action in furtherance of said collection efforts.

         6.13 Collateral. Maintain all tangible Collateral in good condition, wear and tear and casualty loss excluded; insure insurable Collateral for its full replacement cost under an insurance policy acceptable to Lender that names Lender as loss payee; execute, deliver and file, or cause the execution, delivery and filing of, any and all documents (including without limitation, financing statements, continuation statements or other writings or records), necessary or desirable for the Lender to create, perfect, preserve, validate or otherwise protect a first priority lien and security interest in the Collateral; maintain, or cause to be maintained, at all times, the Lender's first priority lien and security interest in the Collateral; immediately upon learning thereof, report to the Lender any reclamation, return or repossession of any goods forming a part of the Collateral, any claim or dispute asserted by any account debtor or other obligor owing an obligation to Borrower, and any other matters affecting the value or enforceability or collectibility of any of the Collateral; defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Lender, and pay all costs and expenses (including attorneys' fees and expenses) incurred in connection with such defense; at Borrower's sole cost and expense (including attorneys' fees and expenses), settle any and all claims, demands and disputes, and indemnify and protect the Lender against any liability, loss or expenses arising from any such claims, demands or disputes or out of any such reclamation, return or repossession of goods forming a part of the Collateral; however, if the Lender shall so elect, after the occurrence of an Event of Default and the expiration of relevant cure periods, if any, the Lender shall have the right at all times to settle, compromise, adjust or litigate all claims and disputes directly with the Customer or other obligor owing an obligation to Borrower upon such terms and conditions as the Lender deems advisable, and all costs and expenses thereof (including attorneys' fees and expenses) shall be incurred for the account of Borrower and shall constitute a part of the obligations owed to the Lender and secured pursuant to this Agreement (with collections received by Lender from Customers and applied towards the Borrower's obligations under this Agreement or the Loan to be credited towards such obligations or the Loan. The Borrower's Equipment, goods and other tangible personal property set forth in Schedule 6.13 attached hereto and made a part hereof shall be kept and maintained at the locations set forth in said Schedule 6.13; Borrower shall not relocate or move the Equipment, goods or other tangible personal property without the Lender's prior written consent, which shall not be unreasonably withheld. If Lender consents to the relocation of certain Equipment, goods or certain other tangible personal property, Borrower shall execute, and hereby authorizes the execution by Lender of, all documents, records or financing statements, and Borrower shall take such action as Lender may request to assure that Lender's first priority security interest in the Equipment, goods or other tangible personal property continues to be perfected under the UCC or other applicable laws.

         6.14 Financial Covenants. Maintain:


                  a. Senior Funded Debt to EBITDA Ratio. A ratio of Senior Funded Debt to EBITDA on a consolidated basis not exceeding 3.40 to 1.0 as of the quarter ending March 31, 2002, and no exceeding 2.50 to 1.00 thereafter. "Senior Funded Debt" shall mean all outstanding interest bearing indebtedness of Borrower, plus the face amount of all issued letters of credit, plus all capitalized lease obligations, less the principal amount owing by Borrower to Guarantor which has been subordinated to all indebtedness and obligations of Borrower to Lender in a manner acceptable to Lender in its sole discretion.

                           Compliance with the Senior Funded Debt to EBITDA ratio will be measured at the end of each quarter, or at such additional times as Lender may require, on a rolling four quarter basis, with the initial test to be on March 31, 2002. The initial test conducted for the quarter ending on March 31, 2002 shall be based upon, among other things, the profit and loss statement for OCM Enterprises, Inc. prior to and following the acquisition of OCM Enterpises, Inc., for the four quarters then ended.

                  b. Out of Debt Covenant. Reduce the amount of Advances outstanding on the Revolving Loan under this Agreement to not more than zero dollars ($0.00) for a period of at least thirty (30) consecutive days in each Line-Year. "Line-Year" means the period between August 1 and October 31 of each year. For purposes of this Covenant, "Advances" does not include undrawn amounts of outstanding letters of credit

Unless otherwise expressly provided in this Agreement, if the Borrower comprises a parent corporation and its subsidiaries, the covenants herein relating to the financial condition of the Borrower refer to the financial condition of the parent corporation and those subsidiaries stated on a consolidated basis.

         6.15 Notice of Litigation, Default and Loss. Give immediate notice to the Lender upon the occurrence of any Event of Default or event which with notice or lapse of time or otherwise would constitute an Event of Default, and of any loss or damage to any of the Collateral. Borrower also shall give immediate notice to the Lender of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency (domestic or foreign), commission, board, bureau, arbitrator or arbitration panel which, if adversely determined, could materially impair or affect the right of Borrower to carry on its business substantially as now conducted or could materially affect its respective business, operations, prospects, properties, assets (including the Collateral) or condition, financial or otherwise. Immediately upon becoming aware that the holder of any Debt or Encumbrance has given notice or taken any action with respect to a claimed breach, default or event of default, a written notice shall be given by Borrower to Lender specifying the notice given or action taken by such holder and the nature of the claimed breach, default or event of default by the Borrower thereunder, and the action being taken or proposed to be taken with respect thereto.

         6.16 Proxy Statements, Etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements which the Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.

         6.17 ERISA. Give prompt notice to Lender of any of the following: (i) of any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower, any of its subsidiaries or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its subsidiaries or ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a material adverse effect on the Borrower's financial condition; together, with a description of any such event or condition or a copy of any such notice and a statement by the principal financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by Borrower with respect thereto. Promptly upon request, the Borrower shall furnish to Lender such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to file with the Department of Labor or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA). Such notice shall be given in any event within five (5) business days after the occurrence of any event that Borrower is required to report to Lender under this clause.

         6.18 Place of Business; Location of Records. Each of the Persons comprised by the term Borrower shall maintain its chief executive office, and the office where its records are kept, at its respective address stated in Schedules 5.1-1 through 5.1-3 attached hereto and made a part hereof. The Borrower shall provide Lender with fourteen (14) days' advance written notice of any change in the location of its chief executive office or the office at which its records are kept.

         6.19 Depository Accounts. Maintain Lender as its principal depository bank, including for maintenance of business, cash management, operating and administrative deposit accounts.

         ARTICLE 7. BORROWER'S NEGATIVE COVENANTS.

         Until all obligations of Borrower under this Agreement and the other Loan Documents are paid in full and performed, Borrower covenants and agrees that it shall not, unless the Lender otherwise consents in advance in writing:

         7.1 Indebtedness and Contingent Obligations. Contract for any additional Debt other than the loan from Guarantor to Borrower in the principal amount of Two Million Two Hundred Fifty Thousand and 00/100 Dollars ($2,250,000.00) which loan shall have been, among other things, fully subordinated to the Revolving Loan, this Agreement and the other Loan Documents pursuant to a Subordination Agreement executed by Guarantor, Borrower and Lender of even date herewith, or agree to assume, guarantee, indorse or otherwise in any way be or become responsible or liable, directly or indirectly, for the obligation of any other Person. However, notwithstanding the foregoing sentence, Borrower may incur trade debt in the ordinary course of business. As set forth in the Subordination Agreement, Borrower shall not, among other things, make any payment of principal on the loan from Guarantor to Borrower which is subject to the Subordination Agreement unless Borrower shall have a Tangible Net Worth of not less than Four Million and 00/100 Dollars ($4,000,000.00), after taking into account the proposed principal payment, and Borrower shall maintain a Tangible Net Worth of at least Four Million and 00/100 Dollars ($4,000,000.00) at all times. For purposes of this covenant, "Tangible Net Worth" shall be defined as Borrower's consolidated stockholder's equity, less goodwill and general intangibles, less advances due from affiliates, shareholders, officers and employees (including Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) or any portion thereof in prepaid expenses delivered by Borrower to Student Advantage, Inc. contemporaneous with the execution of this Agreement) , plus any indebtedness that is formally subordinated by an executed written subordination agreement to the indebtedness owing to Lender.

         7.2 Encumbrances. Create, incur, assume or suffer to exist any Encumbrance (other than a permitted Encumbrance) upon any of its properties or assets (including without limitation, the Collateral), whether now owned or hereafter acquired.

         7.3 Fundamental Changes. Amend its Articles or Certificate of Incorporation by any amendment which would adversely affect Borrower's ability to perform or comply with any of the terms, conditions or agreements to be performed or complied with by Borrower hereunder or to perform any of the transactions contemplated hereby; change its state of incorporation; change its fiscal year or corporate name; have Guarantor directly or indirectly sell, assign, transfer, encumber or otherwise convey more than ten percent (10%) of the stock in OCM Direct, Inc. (the entire outstanding stock of OCM Direct, Inc. being owned as of closing by Guarantor); have OCM Direct, Inc. directly or indirectly sell, assign, transfer, encumber or otherwise convey more than ten percent (10%) of the stock in Collegiate Carpets, Inc. or CarePackages, Inc. (the entire outstanding stock of Collegiate Carpets, Inc. and CarePackages, Inc. being owned by OCM Direct, Inc.); convert its organizational form into another entity form or establish any new entity to perform the business or similar business of Borrower; reorganize, acquire, consolidate or merge with any other entity, whether in one transaction or a series of related transactions.

         7.4 Acquisitions. Purchase, lease or otherwise acquire the assets, business, goodwill or securities of any other Person, including, without limitation, shares of stock in corporations, partnership interests in general or limited partnerships or membership interests in limited liability companies, or acquire any other business.

         7.5 Transfer of Assets. Sell, lease, assign, pledge or otherwise dispose of any of its properties, stock or assets (including without limitation, the Collateral), whether now owned or hereafter acquired, except in the ordinary course of business and for fair market value.

         7.6 Investments. Purchase or hold any stock, or evidence of indebtedness of any other Person or entity except investments in direct obligations of the United States Government and certificates of deposit of United States commercial banks insured by the Federal Deposit Insurance Corporation.

         7.7 Loans. Make loans or advances to any Person or Persons that exceed the sum of Twenty Five Thousand and 00/100 Dollars ($25,000.00) for any one loan, and which loans exceed at any time in the aggregate the sum of Seventy Five Thousand and 00/100 Dollars ($75,000.00) outstanding at any time, except reasonable advances for business expenses of Borrower's employees that would be reimbursable under Borrower's existing expense reimbursement policy and are made in the ordinary course of Borrower's business.

         7.8 Guaranty. Guaranty or provide surety or pledge or hypothecate assets for the obligation of any other Person or Persons, except for a Permitted Encumbrance.

         7.9 Repurchase of Securities. Purchase, redeem or otherwise acquire any of its own capital stock or purchase, acquire, redeem, retire or make any payment on account of the principal of any indebtedness of Borrower, except at the stated maturity of such indebtedness, and except payments of indebtedness incurred under this Agreement.

         7.10 Use of Proceeds. Use, or allow the use of, the proceeds of the Revolving Loan for any purpose which would cause this Agreement to violate any Regulations of the Board of Governors of the Federal Reserve System; or for any purpose other than the purposes or purposes specified hereinabove.

         7.11 Other Agreements. Enter into any agreement or undertaking containing any provision which would be violated or breached by Borrower's performance of its obligations under the Loan Documents.

         7.12 Sale and Leaseback. Enter into any arrangement whereby Borrower sells or transfers all or any substantial part of its fixed assets then owned by it and thereupon, or within one (1) year thereafter, rents or leases the assets so sold or transferred from the purchaser or transferor (or their respective successors in interest).

         7.13 Capital Expenditures. Spend or incur obligations (including the total amount of any capital leases) for more than Five Hundred Thousand and 00/100 Dollars ($500,000.00) in any single fiscal year to acquire fixed assets.

         7.14 Dividends. Declare or pay dividends on account of any class of stock in the Borrower, or make any advances or distribution of assets to Borrower's stockholders, whether in cash, assets or obligations of Borrower; provided, however, that Borrower shall be permitted to make a one time distribution at Closing to the Reservoir Parties (as defined under that certain Intercreditor Agreement between such Reservoir Parties, Student Advantage, Inc., the Subsidiaries [as also defined therein] and Lender dated as of February 13,
2002), from an Advance on the Revolving Loan made in accordance with and subject to the terms and provisions of this Agreement, in an amount not to exceed Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), such distribution to be deemed a prepayment by OCM Direct, Inc. to the Guarantor for future services to be rendered by the Guarantor to OCM Direct, Inc. Borrower represents, warrants and covenants that the referenced $2,500,000.00 distribution is, and shall be recorded on the Borrower's books as, a prepaid expense, and shall be fully applied towards such expense (resulting in a zero balance) by no later than June 30, 2002.

         7.15 Transactions with Affiliates. Except as specifically permitted by the terms of this Agreement, enter into any transaction, including without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be applicable in a comparable arm's-length transaction with a Person not an Affiliate.

         ARTICLE 8. COLLECTION, DEPOSIT AND ASSIGNMENT OF PAYMENTS.

         8.1 Cash Collateral Account. Upon the occurrence of a default or Event of Default under this Agreement and following a request of Lender, Borrower shall cause all Payments to be deposited into the Cash Collateral Account. In furtherance of this covenant, Borrower shall instruct all Customers to make all Payments either by electronic funds transfer directly to the Cash Collateral Account or by check to a post office box or other collection facility under Lender's control for deposit into the Cash Collateral Account. If any Payments are made directly to the Borrower or otherwise come into the Borrower's possession, the Borrower shall not commingle any such Payment with the Borrower's other funds or property, but shall hold the Payment separate and apart in trust for the Lender and shall promptly deliver the Payment to the Lender (appropriately endorsed, if the Payment is in the form of a check) for deposit into the Cash Collateral Account. Interest (if any) earned on sums on deposit in the Cash Collateral Account shall be added to the Cash Collateral Account. The Borrower hereby appoints the Lender and any officer, employee or agent of the Lender as the Lender may from time to time designate as attorneys-in-fact for the Borrower to endorse and sign the name of the Borrower on all checks, drafts, money orders or other Items delivered to the Lender for deposit into the Cash Collateral Account. The Cash Collateral Account shall constitute part of the Collateral, and funds on deposit in the Cash Collateral Account shall be applied towards the amounts due and owing under the Revolving Note, this Agreement and/or the other Loan Documents as determined by Lender in its sole and absolute discretion, and provided no Event of Default has occurred and remains uncured, the remaining funds shall be deposited into Borrower's Operating Account. If an Event of Default has occurred and remains uncured, Payments received by Lender shall be applied as the Lender may determine in its sole discretion. Borrower retains sole responsibility for assuring that Borrower's Operating Account contains sufficient funds to pay any Items that may be presented for payment from the Operating Account.

         8.2 Overdrafts. At Lender's sole option in each instance, Lender may do one of the following:

                  a. Lender may make Advances under the Revolving Note to prevent or to cover an overdraft on account of Borrower with Lender. Each such Advance will accrue interest from the date of the Advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in the Revolving Note. Lender may make such Advances even if the Advances may cause the balance owing under the Revolving Note to exceed the Maximum Revolving Commitment Amount.

                  b. Lender may reduce the amount of credit otherwise available under the Revolving Note by the amount of any overdraft on any account of Borrower with Lender.


This section shall not be deemed to authorize Borrower to create overdrafts on any of Borrower's accounts with Lender.

         ARTICLE 9. EVENTS OF DEFAULT AND REMEDIES.

         9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

                  a. Borrower shall fail to pay, when due, any sum payable under the Revolving Note or this Agreement within five (5) calendar days from the date when such sum became due; or

                  b. any representation or warranty made by or on behalf of Borrower herein or in any of the other Loan Documents which, in the Lender's judgment, shall prove to have been materially incorrect or misleading or breached in any respect on or as of any date as of which made; or

                  c. a decree or order for relief of Borrower shall be entered by a court of competent jurisdiction in any involuntary case involving Borrower under any bankruptcy, insolvency or similar law now or hereafter in effect, or a receiver, liquidator or other similar agent for Borrower or for any substantial part of Borrower's assets or property shall be appointed, or the winding up or liquidation of Borrower's affairs shall be ordered, or any action by any creditor (other than the Lender) of Borrower preparatory to or for the purpose of commencing any such involuntary case, appointment, winding up or liquidation shall be taken, and such proceeding shall not have been dismissed within sixty (60) days after the date it commenced; or

                  d. Borrower shall commence a voluntary case under any bankruptcy, insolvency or similar law now or hereafter in effect, or Borrower shall consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator or other similar agent for Borrower or for any substantial part of Borrower's assets or property, or Borrower shall make any general assignment for the benefit of creditors, or Borrower shall take any action preparatory to or otherwise in furtherance of any of the foregoing, or Borrower shall fail generally to pay its debts as such debts come due; or

                  e. there shall be a default or event of default under any indebtedness or obligation of Borrower or Guarantor to any third party in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) that causes that third party to declare such indebtedness or other obligation due prior to its scheduled date of maturity; or

                  f. one or more judgments or decrees in an amount of more than Fifty Thousand and 00/100 Dollars ($50,000.00) shall be entered against

                           Borrower (not paid or fully covered by insurance) and all such judgments or decrees have not been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof, or any attachment or garnishment shall be issued against Borrower or Borrower's property; or

                  g. any material change in the business, operations, property, assets or condition (financial or otherwise) of Borrower or the Guarantor shall occur which adversely affects the ability of Borrower to meet and carry out its obligations under this Agreement or any of the other Loan Documents or to perform the transactions contemplated herein or thereby, the materiality of such change to be determined by the Lender in its sole discretion; or

                  h. any loss, theft, damage or destruction of any material portion of the Collateral for which there is either no insurance coverage or for which, in the opinion of the Lender, there is insufficient insurance coverage; or

                  i. the majority voting control in Borrower is directly or indirectly sold, assigned, transferred, encumbered or otherwise conveyed without the prior written consent of the Lender; or

                  j. any of the following events or conditions shall occur: (1) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and
                           Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any of its subsidiaries or any ERISA Affiliate in favor of the PBGC or a Plan; (2) a Termination Event shall occur with respect to a Single Employer Plan, which, in the Lender's opinion, is likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which in the Lender's opinion, is likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Borrower or any of its subsidiaries or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject the Borrower or any of its subsidiaries or any ERISA Affiliate to any liability under Section 406, 409, 502(i), or 502(l) of ERISA or
                           Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any of its subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability; or

                  k. any event of default occurs under the Guaranty, or any notice is given by any Guarantor purporting to terminate such Guarantor's liability with respect to all or any part of the Revolving Loan or any other obligations under such Guarantor's Guaranty; or


                  l. the death, disability or termination of legal existence of any Guarantor; or

                  m. Borrower or any other Person standing as a Guarantor for the Loan or providing security for the Loan shall fail to observe or perform any other term, covenant or agreement contained in this Agreement or in any other Loan Document or in any other agreement (including, without limitation, any Swap Agreement) with the Lender or any of Lender's Affiliates to be observed or performed on its part and such default shall continue unremedied for a period of ten (10) Business Days after written notice of the existence of such default is given by Lender. The cure period described in this paragraph is inapplicable to the Events of Default listed in the paragraphs above.

If one of the foregoing events or circumstances occurs to which a cure period applies, Lender will not exercise its rights and remedies under this Agreement to collect the Loans except as Lender reasonably deems necessary to protect its interests in the Collateral, but Lender shall not be required to make any new Advances or other financial accommodations unless and until the default is timely cured under this Agreement. Notwithstanding anything in this Agreement to the contrary, any right to cure a default is applicable only to defaults for which a cure period has been provided. Borrower shall have no right to cure any default for which no cure period has been provided.

         9.2 Rights and Remedies of the Lender. Upon the occurrence of any Event of Default and the expiration of any applicable cure periods, the Lender may, at its option, exercise any one or more of the following rights and remedies:

                  a. Declare this Agreement and the Lender's obligation to make or extend any Advances on the Revolving Loan to be terminated, and declare the entire unpaid principal amounts of the Revolving Loan, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement and the other Loan Documents to be accelerated, and to be immediately due and payable (except that upon the occurrence of an Event of Default arising out of voluntary or involuntary bankruptcy proceedings in which the Borrower is the debtor, such acceleration shall occur automatically and immediately without any declaration or other action on the part of the Lender) whereupon the Revolving Loan, all such accrued interest, and all such amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any of the other Loan Documents to the contrary notwithstanding;

                  b. Take possession or control of, store, lease, operate, manage, sell or otherwise dispose of all or any part of the Collateral in accordance with the remedies provided to secured parties under the UCC, this Agreement, the Loan Documents or other applicable law. In taking possession of the Collateral, the Lender may enter the Borrower's premises and otherwise proceed without legal process, and the Borrower shall on the Lender's demand, promptly assemble and make the Collateral available to the Lender at a place designated by the Lender. The Lender shall be entitled to immediate possession of all books and records evidencing or pertaining to any of the Collateral. In the event of any sale or other disposition of the Collateral, Lender may disclaim any warranty relating to title, possession, quiet enjoyment or any other warranty of the like, including without limitation, any warranty of merchantability or fitness for a particular purpose.

                  c. Notify any or all Customers to make any Payments due to Borrower from such Customers directly to the Lender and render performance to or for the benefit of Lender of any obligations of such Customer(s) to Borrower. To facilitate direct collection, Borrower hereby appoints the Lender and any officer or employee of the Lender, as the Lender may from time to time designate, as attorney-in-fact for Borrower to (i) receive, open and dispose of all mail addressed to Borrower and take therefrom any Payments on or proceeds of Accounts; (ii) take over Borrower's post office boxes or make such other arrangements, in which Borrower shall cooperate, to receive Borrower's mail, including notifying the post office authorities to change the address for delivery of mail addressed to Borrower to such address as the Lender shall designate; (iii) endorse the name of Borrower in favor of the Lender upon any and all checks, drafts, money orders, notes, acceptances or other evidences of payment or Collateral that may come into the Lender's possession; (iv) sign and endorse the name of Borrower on any invoice or bill of lading relating to any of the Accounts, on verifications of Accounts sent to any Customer, to drafts against any Customer, to assignments of Accounts, and to notices to any Customer; and (v) do all acts and things necessary to carry out this Agreement and the transactions contemplated hereby, including signing the name of Borrower on any instruments required by law in connection with the transactions contemplated hereby and on financing statements as permitted under the UCC of any appropriate state. Borrower hereby ratifies and approves all acts of such attorneys-in-fact, and neither the Lender nor any other such attorney-in-fact shall be liable for any acts of commission or omission, or for any error of judgment or mistake of fact or law of any such attorney-in-fact. This power, being coupled with an interest and given to secure an obligation, is irrevocable so long as the Revolving Loan remains unsatisfied, or any Loan Document remains effective, as solely determined by the Lender. Lender shall have no obligation or duty to pursue any Person other than Borrower for the amounts owing under or in connection with the Revolving Loan, this Agreement or the other Loan Documents, including without limitation any guarantors or Persons pledging property to secure the Loans. To the extent such rights may now or hereafter exist, Borrower waives the right to require Lender to pursue any Persons other than Borrower to pay the amounts owing under the Revolving Note, this Agreement or other Loan Documents;

                  d. In the Lender's own name, or in the name of Borrower, demand, collect, receive, sue for and give receipts and releases for, any and all amounts due on Accounts, but the Lender shall not, under any circumstances, be liable for any error or omission or delay of any kind occurring in the settlement, collection or payment of any Accounts or any instrument received in payment thereof or for any damage resulting therefrom;

                  e. Endorse as the agent of Borrower any Chattel Paper, documents or Instruments forming all or any part of the Collateral;

                  f. Make formal application for the transfer of all of Borrower's permits, licenses, approvals, agreements and the like relating to the Collateral or to Borrower's business to the Lender or to any assignee of the Lender or to any purchaser of any of the Collateral;

                  g. Obtain appointment of a receiver for all or any of the Collateral, Borrower hereby consenting to the appointment of such a receiver and agreeing not to oppose any such appointment. Any receiver so appointed shall have such powers as may be conferred by the appointing authority including any or all of the powers, rights and remedies which the Lender is authorized to exercise by the Loan Documents, and shall have the right to incur such obligations and to issue such certificates therefor as the appointing authority shall authorize;

                  h. Take any other action which the Lender deems necessary or desirable to protect and realize upon its security interest in the Collateral;

                  i. File any legal action or lawsuit and obtain a judgement for any and all amounts owing under the Revolving Note, this Agreement or the other Loan Documents, and in conjunction with any such action, Lender may pursue any ancillary remedies provided by law, including without limitation, attachment, garnishment, execution and levy.

                  j. Borrower acknowledges that any failure to comply with its obligation regarding the Collateral, including (without limiting the generality of the foregoing) granting of Assignments and collection of the Accounts, shall cause irreparable harm to the Lender for which the Lender has no adequate remedy at law, and agrees that the Lender shall be entitled to specific performance, an injunction or other equitable relief to enforce the Borrower's obligations under this Agreement; and

                  k. In addition to the foregoing, and not in substitution therefor, exercise any one or more of the rights and remedies exercisable by the Lender under other provisions of this Agreement, under any of the other Loan Documents, or provided by applicable law (including, without limiting the generality of the foregoing, the UCC) including without limitation, generally enforcing any or all of Borrower's rights and remedies against any Customers; provided, that Lender shall be under no obligation to do so.

         9.3 Application of Proceeds. Any proceeds from the collection or sale or other disposition of the Collateral shall be applied in the following order of priority:

                  First, to the payment of all expenses of retaking, holding, preparing for disposition, processing, collecting, storing, leasing, operating, managing, selling or disposing of the Collateral, and to the payment of all sums which the Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon such Collateral or any part thereof, and of all other payments which the Lender may be required or authorized to make under any provision of this Agreement or of any other Loan Document (including in each such case reasonable legal costs and attorneys' fees and expenses);

                  Second, to the payment of all obligations on the Revolving Loan under this Agreement, and under the other Loan Documents, and to the payment of any other obligations due to the Lender, in such order as the Lender may determine in its sole discretion; and

                  Third, if required by the UCC or other applicable law, to the satisfaction of obligations secured by any security interest in or other lien on the Collateral or as otherwise directed by a court of competent jurisdiction; and

                  Fourth, to the payment of any surplus then remaining to Borrower; provided that Borrower shall be liable for any deficiency if the proceeds of the Collateral are insufficient to satisfy all obligations due to the Lender.

         9.4 Collection/Enforcement Costs. Borrower shall pay all reasonable costs and expenses incurred by Lender in connection with the enforcement of its rights under this Agreement and the other Loan Documents, including without limitation, legal costs and attorneys' fees (whether or not suit is instituted), paralegal and expert witness fees and costs, and arbitration fees and costs, and in connection with the collection of any sums from Borrower.

         ARTICLE 10. MISCELLANEOUS PROVISIONS.

         10.1 Additional Actions and Documents. Borrower shall take or cause to be taken such further actions, shall execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and shall obtain such consents as may be necessary or as the Lender may reasonably request in order fully to effectuate the purposes, terms and conditions of this Agreement and the other Loan Documents, whether before, at or after the closing of transactions contemplated hereby and thereby or the occurrence of an Event of Default hereunder, including without limitation, executing such documents and taking such further actions as requested by Lender to evidence or perfect the security interest(s) granted in accordance with this Agreement, to maintain a first priority security interest in the Collateral for the benefit of Lender, or to effectuate the rights of Lender hereunder.

         10.2 Expenses. Borrower shall, whether or not the transactions contemplated hereby are consummated, (i) reimburse the Lender, on demand, and save the Lender harmless against liability for the payment of all out-of-pocket expenses arising in connection with: (a) the preparation, execution, delivery or filing of this Agreement or any of the Loan Documents; or (b) the administration or enforcement of this Agreement or any of the Loan Documents; or (c) the preservation or exercise of any rights (including the right to collect and dispose of the Collateral) under this Agreement or any of the other Loan Documents; and (ii) pay on demand of Lender and hold the Lender and each subsequent holder of the Note harmless from and against, any and all present and future stamp taxes or similar document taxes or recording taxes and any and all charges with respect to or resulting from any delay in paying, or failure to pay, such taxes. Without limiting the generality of the foregoing, the expenses covered by this paragraph include the Lender's legal fees, the costs of audits or examinations conducted by the Lender's employees and any arbitration fees or court costs.

         10.3 Notices. Except as may otherwise be provide herein, all notices, demands, requests or other communications provided for herein or in the other Loan Documents shall be in writing and shall be deemed to be effective one (1) day after dispatch if sent by Federal Express or any other commercially recognized overnight delivery service or four (4) days after dispatch if sent by registered or certified mail, return receipt requested and addressed as follows:


If to Borrower:
OCM Direct, Inc.
4630 Montgomery Avenue, Suite 600
Bethesda, Maryland 20814
with copies to:

Student Advantages, Inc.
280 Summer Street
Boston, Massachusetts 02210
Attention: Chief Financial Officer and General Counsel

and

Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: Mark G. Borden, Esquire

If to Lender:

Bank of America, N.A.
6610 Rockledge Drive, 3rd Floor
Bethesda, Maryland 20817
Attention: Michael J. Radcliffe, Vice President

and

Bank of America, N.A.
200 S. College Street
Charlotte, NC 28255-0001

With copy to:

Joseph P. Corish, Esquire
Bean, Kinney & Korman, P.C.
2000 N. 14th Street, Suite 100
Arlington, Virginia 22201

If the Borrower comprises more than one Person, notice to the Borrower at the address specified above in this section for OCM Direct, Inc. shall constitute notice to all such Persons, and each Person signing below as the Borrower hereby irrevocably appoints OCM Direct, Inc. as that Person's agent to receive notices from the Lender under this Agreement or the other Loan Documents.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication thereafter may be so given, served or sent. Each notice, demand, request or communication which is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered: (i) to the United States Postal Service, in the case of a notice given by certified mail; or (ii) to Federal Express or any other commercially recognized overnight delivery service, in accordance with the terms and procedures for such delivery.

Any notices required under the UCC with respect to the sale or other disposition of the Collateral shall be deemed reasonable if mailed by the Lender to the Persons entitled thereto at their last known address at least ten (10) days prior to disposition of the Collateral.

         10.4 Severability. If fulfillment of any provision of the Loan Documents or performance of any transaction related thereto, at the time such fulfillment or performance shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled or performed shall be reduced to the limit of such validity; and if any clause or provision contained in any Loan Document operates or would operate prospectively to invalidate any Loan Document, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein or therein contained, and the remainder of the Loan Documents shall remain operative and in full force and effect.

         10.5 Survival. It is the express intention and agreement of the parties hereto that all covenants, agreements, statements, representations, warranties and indemnities made by Borrower in the Loan Documents shall survive the execution and delivery of the Loan Documents and the making of all Advances and extensions of credit thereunder.

         10.6 Waivers. No waiver by the Lender of, or consent by the Lender to, a variation from the requirements of any provision of the Loan Documents shall be effective unless made in a written instrument duly executed on behalf of the Lender by its duly authorized officer, and any such waiver shall be limited solely to those rights or conditions expressly waived.

         10.7 Rights Cumulative. The rights and remedies of the Lender described in any of the Loan Documents are cumulative and not exclusive of any other rights or remedies which the Lender or the then holder of the Revolving Note otherwise would have at law or in equity or otherwise. No notice to or demand on Borrower in any case shall entitle Borrower to any other notice or demand in similar or other circumstances.

         10.8 Entire Agreement; Modification; Benefit. This Agreement, the schedules hereto, and the other Loan Documents constitute the entire agreement of the parties hereto with respect to the matters contemplated herein, supersede all prior oral and written agreements with respect to the matters contemplated herein, and may not be modified, deleted or amended except by written instrument executed by the parties. All terms of this Agreement and of the other Loan Documents shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns; however, Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender. In the event of any conflict between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall control.

         10.9 Setoff. In addition to any rights or remedies of the Lender provided by law, upon the occurrence of any Event of Default hereunder, or any event or circumstance which, with the giving of notice or the passage of time or both, would constitute an Event of Default hereunder, the Lender is irrevocably authorized, at any time or times without prior notice to Borrower, to set off, appropriate and apply any and all deposits, credits, indebtedness or claims at any time held or owing by the Lender to or for the credit or the account of Borrower, in such amounts as the Lender may elect, against and on account of the obligations and liabilities of Borrower to the Lender hereunder or under any of the other Loan Documents, whether or not the Lender has made any demand for payment, and although such obligations and liabilities may be contingent or unmatured.

         10.10 Construction. This Agreement and the other Loan Documents, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Maryland (excluding the choice of law rules thereof) except to the extent that the UCC provides for either (a) the application of the laws of the state in which Borrower maintains its chief executive office, (b) the application of the laws of the state in which the collateral is located, (c) the application of the laws of the state in which the Debtor is located or (d) otherwise mandates the application of the laws of another state or jurisdiction. Each party hereto hereby acknowledges that all parties hereto participated equally in the negotiation and drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than against the other.

         10.11 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person may require.

         10.12 Headings. Article, section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         10.13 Payments. If any payment or performance of any of the obligations under this Agreement or any of the other Loan Documents becomes due on a day other than a Business Day, the due date shall be extended to the next succeeding Business Day, and interest thereon (if applicable) shall be payable at the then applicable rate during such extension.

         10.14 Execution. To facilitate execution, this Agreement and any of the other Loan Documents may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of, each party, or the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement or any other Loan Document to produce or account for any particular number of counterparts; but rather any number of counterparts shall be sufficient so long as those counterparts contain the respective signatures of, or on behalf of, all of the parties hereto.

         10.15 Consent to Jurisdiction. Subject to any provision of this Agreement requiring that disputes be submitted to arbitration, the Borrower irrevocably consents to the jurisdiction of any state or federal court sitting in the State of Maryland over any suit, action, or proceeding arising out of or relating to this Agreement or the other Loan Documents. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection that the Borrower may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court, or any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon the Borrower.

         10.16 Service of Process. The Borrower consents to process being served in any suit, action or proceeding by mailing a copy thereof by registered or certified mail postage prepaid, return receipt requested, to the Borrower's address specified in or designated in this Agreement. The Borrower agrees that such service (I) shall be deemed in every respect effective service of process upon the Borrower in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Borrower. Nothing in this Section shall affect the right of the Lender to serve process in any manner permitted by law, or limit any right that the Lender may have to bring proceedings against the Borrower in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

         10.17 Assignment; Sale of Loan Documents; Disclosure of Information. Subject to Lender receiving a confidentiality agreement satisfactory to Lender from such Person interested in purchasing or being assigned any rights of Lender in the Loan Documents, Borrower hereby consents to and agrees that Lender may disclose to any Person any and all information connected with or related to the Revolving Loan or other Loan Documents for the purpose of selling or assigning any rights of Lender in the Loan Documents. The information which may be disclosed by Lender includes but is not limited to all Loan Documents, credit files and correspondence files and all other writings and oral communications which Lender wishes to disclose, in its sole and absolute discretion. Borrower also hereby consents to and agrees that Lender may sell or assign any rights of Lender in any or all of the Loan Documents pursuant to such terms and conditions as may be acceptable to Lender in its sole and absolute discretion, to any interested Person, and nothing in this Agreement or the other Loan Documents shall prevent, delay or otherwise impede or effect the right of Lender to immediately sell or assign any rights of Lender in the Loan Documents on such terms as it deems acceptable. Furthermore, Debtor waives and agrees not to assert against any Person assigned any rights of Lender in the Loan Documents any claims, defenses or set-offs which Debtor may have been entitled to assert against Lender, except such defenses which may not be waived by operation of law.

Borrower shall not be entitled to assign its interest in this Agreement without the prior written consent of Lender, and any such attempt of Borrower to assign its interest without the prior written consent of Lender shall be null and void.

         10.18 ARBITRATION.

         This paragraph concerns the resolution of any controversies or claims between the Borrower and the Lender, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (I) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement; (collectively a "Claim").

         At the request of the Borrower or the Lender, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

         Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

         The arbitration shall be administered by JAMS and conducted in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in Maryland. All Claims shall be determined by one arbitrator; however, if Claims exceed $5,000,000, upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

         The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

         This paragraph does not limit the right of the Borrower or the Lender to: (I) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or
(iv) act in a court of law to obtain an interim remedy, such as but no limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

         10.19 WAIVER OF TRIAL BY JURY. BY AGREEING TO BINDING ARBITRATION, BORROWER AND LENDER IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF A CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

                                OCM DIRECT, INC., a Delaware corporation



                                By: /s/ Raymond V. Sozzi, Jr.
                                   ---------------------------------------------

                                Name:   Raymond V. Sozzi, Jr.
                                     -------------------------------------------

                                Title:  President
                                      ------------------------------------------


                                COLLEGIATE CARPETS, INC., a Maryland corporation




                                By: /s/ Raymond V. Sozzi, Jr.
                                   ---------------------------------------------

                                Name:   Raymond V. Sozzi, Jr.
                                     -------------------------------------------

                                Title:  President
                                      ------------------------------------------


                                CAREPACKAGES, INC., a Delaware corporation



                                By: /s/ Raymond V. Sozzi, Jr.
                                   ---------------------------------------------

                                Name:   Raymond V. Sozzi, Jr.
                                     -------------------------------------------

                                Title:  President
                                      ------------------------------------------

                                BANK OF AMERICA, N.A.



                                By: /s/ Michael J. Radcliffe
                                   ---------------------------------------------
                                        Michael J. Radcliffe
                                        Vice President


Commonwealth of Massachusetts      )
County of Suffolk                  ) S/S
         --------------------

         Subscribed and sworn to before me this 14th day of February, 2002, by Raymond V. Sozzi, Jr. as President of OCM Direct, Inc., a Delaware corporation.


                                                  /s/ Michael S. Traister
                                                 -------------------------------
                                                 Notary Public



My commission expires: 9/4/03
                      ---------------------

[SEAL]


Commonwealth of Massachusetts      )
County of Suffolk                  ) S/S
         --------------------

         Subscribed and sworn to before me this 14th day of February, 2002, by Raymond V. Sozzi, Jr. as President of Collegiate Carpets, Inc., a Maryland corporation.


                                                  /s/ Michael S. Traister
                                                 -------------------------------
                                                 Notary Public



My commission expires: 9/4/03
                      ---------------------

[SEAL]

Commonwealth of Massachusetts      )
County of Suffolk                  ) S/S
         --------------------

         Subscribed and sworn to before me this 14th day of February, 2002, by Raymond V. Sozzi, Jr. as President of CarePackages, Inc., a Maryland corporation.


                                                  /s/ Michael S. Traister
                                                 -------------------------------
                                                 Notary Public



My commission expires: 9/4/03
                      ---------------------

[SEAL]

                                  SCHEDULE 3.3

                 (List of Authorized Employees/Officers/Agents)


1.       Raymond Sozzi
2.       Kenneth Goldman
3.       Sevim Perry
4.       Paul Bogart
5.       David Elliott

                         SCHEDULES 5.1-1 through 5.1-3
                         -----------------------------
                           [ATTACH SCHEDULE(S) HERE]

                                  SCHEDULE 5.4
                                  ------------
                         LITIGATION AND CLAIMS SCHEDULE
                 (Description of Litigation and Amount Claimed)

                                 SCHEDULE 6.13
                                 -------------
                          EQUIPMENT LIST AND LOCATION


                                       54